Exhibit 21.1

SUBSIDIARIES OF APELLIS PHARMACEUTICALS, INC.

Subsidiary	Jurisdiction of Incorporation or Organization
Apellis Australia Pty Ltd.	Australia
Apellis Bermuda Ltd.	Bermuda
Apellis Cayman Holdings Limited	Cayman Islands
APL DEL Holdings LLC	United States
Apellis Canada Inc.	Canada
APL DEL Holdings II, LLC	United States
Apellis Germany GmbH	Germany
Apellis France S.A.S.	France
Apellis Ireland Ltd.	Ireland
Apellis Italy S.R.L	Italy
Apellis Netherlands, B.V.	Netherlands
Apellis Switzerland GmbH	Switzerland
Apellis U.K. Limited	United Kingdom
Apellis MA Securities Inc.	United States
APL Sales I, LLC	United States
APL PRG I, Corp.	United States